Filed Pursuant to Rule 433
Registration Statement No. 333-248636
Issuer Free Writing Prospectus dated December 30, 2020
Relating to Preliminary Prospectus dated December 30, 2020

Sancai Holding Group Ltd

Class A Ordinary Shares

This free writing prospectus relates to the initial public offering of ordinary shares of Sancai Holding Group Ltd (the “Company”) and should be read together with the preliminary prospectus dated December 30, 2020 (the “Preliminary Prospectus”) that was included in Amendment No. 2 to the Registration Statement on Form F-1 (File No. 333-248636), which can be accessed through the following web link:

https://www.sec.gov/Archives/edgar/data/1803487/000121390020045480/ea132358-f1a2_sancaihold.htm

The Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Univest Securities, LLC at 212-343-8888.

Investor Presentation December 2020 Registration No. 333 - 248636 (Nasdaq Proposed Ticker: SCIT) Sancai Holding Group Ltd 1

Free Writing Prospectus Statement This free writing prospectus relates to the proposed public offering of ordinary shares (“Ordinary Shares”) of Sancai Holding Group Ltd (“we”, “us”, or “our”) and should be read together with the Registration Statement we filed with the Securities and Exchange Commission (the “SEC”) for the offering to which this presentation relates and may be accessed through the following web link : We will insert the link tomorrow once the new F 1 is filed . The Registration Statement has not yet become effective . Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents we have with the SEC in their entirety for more complete information about us and the offering . You may get these documents for free by visiting EDGAR on the SEC website at http : //www . sec . gov . Alternatively, we or our underwriter will arrange to send you the prospectus if you contact Univest Securities, LLC via email : IBAssistDesk@univest . us , or contact Sancai Holding Group Ltd via email : ir@sancaijia . com . 2

Forward Looking Statements This prospectus contains forward - looking statements . All statements contained in this prospectus other than statements of historical fact, including statements regarding our future results of operations and financial position, our business strategy and plans, and our objectives for future operations, are forward - looking statements . The words “ believe ” , “ may ” , “ will ” , “ estimate ” , “ continue ” , “ anticipate ” , “ intend ” , “ expect ” , and similar expressions are intended to identify forward - looking statements . We have based these forward - looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short - term and long - term business operations and objectives, and financial needs . These forward - looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the “ Risk Factors ” section . Moreover, we operate in a very competitive and rapidly changing environment . New risks emerge from time to time . It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward - looking statements we may make . In light of these risks, uncertainties and assumptions, the future events and trends discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward - looking statements . You should not rely upon forward - looking statements as predictions of future events . The events and circumstances reflected in the forward - looking statements may not be achieved or occur . Although we believe that the expectations reflected in the forward - looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements . Except as required by applicable law, we undertake no duty to update any of these forward - looking statements after the date of this prospectus or to conform these statements to actual results or revised expectations . 3

Offering Summary Issuer Sancai Holding Group Ltd Offering Type Initial Public Offering Proposed Listing/Symbol Nasdaq Capital Market – “SCIT” (Pending Nasdaq Approval) Ordinary Shares offered [ ● ] Class A Ordinary Shares (excluding the over - allotment discussed below) Offering Price $[ ● ] per Class A Ordinary Shares Gross Proceeds Approximately $[ ● ] Overallotment 15% Pre - offering Shares Outstanding 10,000,000 Class A Ordinary Shares, 1,500,000 Class B Ordinary Shares Use of Proceeds • Software research and development • Market expansion • Working capital Underwriter Univest Securities, LLC See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. 4

Business Overview In dustry Software - as - a - Service s oftware service industry Business Model Through the management system of human, financial and material, it helps traditional enterprises to realize the management of mobile, standardized, data - based and visualization . Clients Traditional enterprises Software - as - a - Service (SaaS) Solutions Through seven capabilities : customer acquisition, transaction, settlement, customer management, employee management, data analysis and supply chain service which are transformed into six major products : customer management system, human resource management system, transaction settlement management system, data analysis management system, product management system and supply chain management system . With big data, artificial intelligence, mobile Internet and location service (LBS) as the driving force to help traditional enterprises improve efficiency, reduce operating costs, broaden the scope of services and promote digital upgrading . See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. 5

Industry Overview SaaS (software as a service), under the SaaS service mode, service providers uniformly deploy application software on their o wn servers. Users do not need to manage and control the underlying infrastructure. They order specific application software services on demand through the Int ern et and pay according to the service volume, service time or other methods. SaaS services can be divided into two categories according to the fields of customers served. One is general SaaS, which does no t distinguish the industry of customers and provide them with general services, such as CRM (Customer relationship management), HRM (Human resource managem ent ), OA (Office Automation), ERP (Enterprise resource planning) and cloud storage, etc., Sancaijia belongs to this category currently ; the other is industry vertical SaaS, which mostly provides SaaS services in parallel for traditional software providers or industry solution service providers in the ve rti cal field. For example, finance, education, health care, e - commerce and logistics. See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. 6

Market Size

The domestic SaaS industry started around 2004-2005, but the concept of SaaS is a new thing in China and most enterprises have limited understanding of it. Compared with foreign mature markets, Chinese enterprises show a low degree of informatization, especially small and medium-sized enterprises, whose informatization degree is about 10%. With the continuous popularization of the Internet, enterprises' acceptance of SaaS has been increasing and the degree of informatization has been continuously improved until 2010. The demand of small and medium-sized enterprises for SaaS services has obviously expanded and the SaaS industry is in the stage of rapid development. According to IDC's report, China's SaaS market size is expected to exceed 32.3 billion yuan in 2021 and the annual compound growth rate from 2018 to 2021 is expected to exceed 30%.

China's SaaS industry is in a rapid growth stage. With the explosive growth in recent years, according to the iimedia data center industry report, the market size is expected to grow to 25.34 billion yuan in 2020 and more than 32 billion yuan in 2021. Iimedia consulting analysts believe that with the changes in the macro environment, business models of enterprises are constantly changing. In recent years, emerging channels such as short video and live e-commerce have developed rapidly. Various industries also need to realize digital transformation through more professional services, which also promotes the continuous expansion of SaaS industry market.


SAAS


China SaaS market size statistics from 2012 to 2021
China SaaS market size (100 million yuan)
28.1
34.9
40.2
55
75.1
104.5
145.2
194.8
253.4
322.6
2012
2013
2014
2015
2016
2017
2018
2019
2020E
2021E

Sources：https://xw.qianzhan.com/report/detail/459/190701-1bbb6d63.html https://www.iimedia.cn/c400/75002.html

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

7

Investment Highlights See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. Extensive and Integrated Real Estate Solutions Access to More Opportunities with Other Marketplace Participants Increased Customer Satisfaction Highly Experienced and Incentivized Management Team Multiple Avenues to Drive Strong Long - Term Growth Unique Competitive Position with Differentiated Business Model 8

Our Solutions • Our SaaS solutions is a one - stop shop that allows users to manage their operations, employees, and customers in one system . • We help reduce manual errors, lower operating expenses, and improve efficiency . Software as a Service • Our Sa aS solutions utilize big data compiled during our course of business and artificial intelligence analysis . • The system prioritizes and recommends the most efficient option for the users . • Our Sa aS solutions also function as a platform for users to connect and build business relationships . Software as a Solution • We have produced a standardized set of documents, information and algorism that is applicable and highly adaptable to most clients . • The system can also be customized to suit different industries and specific needs . Software as a Standard See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. 9

Our Products and Services It provides solutions for employee's performance appraisal, payroll, recruit and termination, online training, and staffing . It integrates aggregate payment and separate account settlement and provides automatic collection and payment, cloud settlement, etc . It displays "human resource", "finance" and “product", the three pillars of business operation, in real time . It provides customer relationship management solutions for customer acquisition, scheduling, customer communication, internal collaboration, information collection, customer evaluation, etc . It standardize and streamline the process of purchase, information database, display and delivery . It supports management of multiple supply chains at the same time, which greatly reduces cost . Human R esource M anagement S ystem s Transaction S ettlement M anagement S ystem s Data A nalysis M anagement S ystem s Customer M anagement S ystem s Product M anagement S ystem s Supply C hain M anagement S ystem s Our company's products are currently mainly used in community scenarios such as housing rental industry, housekeeping service industry, community supermarket industry, property management industry and home decoration industry. Six products include : human resource management system s , customer management system s , transaction settlement management system s , data analysis management system s , product management system s and supply chain management system s . HUMAN RESOURCE FINANCE PRODUCT See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. 10

Availability and Adaptability Official Website Mobile Application WeChat Official Account Customizable SaaS See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. 11

Our Business Strategy A ttract and retain more clients and improve their performance. C ontinue to expand our reach by helping clients grow their business. D iversify and expand our value - added product and service offerings. P ursue selective acquisition and partnership. C ontinue to innovate, upgrade our technology and enhance our database, as well as attract more property listings. A ttract, retain and motivate talent. See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. 12

Management Team

三彩家 SAN CAI JIA

Ning Wen

Founder, Chief Executive Officer and Chairman of the Board

- Mr. Wen is our Founder, Chief Executive Officer and Chairman of the Board.
- In 2004, Mr. Wen founded his own enterprise, Xi'an Sancai Intelligent Engineering Co., Ltd., which is engaged in the design, construction and integration of intelligent property security systems and takes the lead in renovations for a number of bank branches and insurance companies.
- In 2013, Mr. Wen founded Sancai Holding Group Ltd., which is engaged in property management and operation. In 2018, Mr. Wen established Sancaijia Co., Ltd.

Yuxiu Wang

Chief Financial Officer

- Ms. Wang is our Chief Financial Officer.
- From September 2011 to April 2020, she was the Financial Director of Infront Sports & Media(China) Co., LTD and was mainly responsible for overseeing financial reporting, internal control management, and internal and external audit process.
- Ms. Wang acquired her Bachelor's Degree in Accounting from Xinjiang University of Finance & Economics in 2002 and Graduate Diploma in Business from the Massey University of New Zealand in 2017.
- Ms. Wang is a certified public accountant (CPA) and certified tax agent in China. Ms. Wang is also an internationally certified accountant at ACCA, certified internal auditor (CIA), and a risk management professional with a Certification in Risk Management Assurance (CRMA).

Xinwei Fei

Chief Technology Officer and Vice President

- Mr. Fei is our Chief Technology Officer and Vice President.
- From 2019, he was the General Manager of Sancai Technology Co., Ltd. and was mainly responsible for research, development and project management of leasing, online shopping, housekeeping services, and payment platform departments.
- Mr. Fei acquired his Bachelor's Degree in Computer Science from Northeastern University in 2005.

Siqi Tang

Chief Marketing Officer

- Mr. Tang is our Chief Marketing Officer.
- From June 2019 to March 2020, Mr. Tang was the Chief Marketing Officer of Shannxi Miaowu Pool Purchase Network Technology Co., Ltd. He was mainly responsible for launching and installing the mobile APP, establishing sales protocol and logistics, and developing customized service items.
- Mr. Tang acquired his Bachelor's Degree in Human Resources from Wenan Normal University in 2013.

Chong Wang

Board Secretary

- Mr. Wang is our Board Secretary.
- Mr. Wang has extensive experience in serving as a board secretary and as a third-party consultant with regard to assisting listings on the U.S. stock market, mergers and acquisitions and financial projects. Furthermore, Mr. Wang has served as the person in charge for U.S. stock listings and auditing (US GAAP) for three years.
- Mr. Wang acquired his Master's Degree in International Financial Analysis from University of Newcastle and his Bachelor's Degree with Honors in Accounting and Finance from University of Bradford. Mr. Wang is an International Senior Financial Manager (SIFM).

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

13

Board of Directors

Ning Wen

Founder, Chief Executive Officer and Chairman of the Board

- Mr. Wen is our Founder, Chief Executive Officer and Chairman of the Board.
- In 2004, Mr. Wen founded his own enterprise, Xi'an Sancai Intelligent Engineering Co., Ltd., which is engaged in the design, construction and integration of intelligent property security systems and takes the lead in renovations for a number of bank branches and insurance companies.
- In 2013, Mr. Wen founded Sancai Holding Group Ltd., which is engaged in property management and operation. In 2018, Mr. Wen established Sancaijia Co., Ltd.

Dayu Xu

Director

- Mr. Xu is our a Director.
- Since 1999, Mr. Xu has been a shareholder of Gansu Xintiandi Sports Engineering Company, the shareholder legal representative of Gansu Huangdi Trading Company, and a shareholder of Zhongshi International Home Furnishing Company. Prior to that, from October 1998, Mr. Xu was overseeing the Agricultural Bank of China at its Xi'an Chengxi Branch which he had helped establishing, and was the Vice President of Credit Accounting since May 1993 and Office Manager from February 1992.
- Mr. Xu acquired his Associate Degree in Finance from Xi'an Radio and Television University.

Wei (Wendy) Li

Independent Director Nominee and Audit Committee Chair

- Ms. Li is our Independent Director Nominee and Audit Committee Chair, effective upon the approval of Nasdaq of the listing of our Class A Ordinary Shares.
- Ms. Li has extensive experience in serving on the management board and as a third-party consultant with regard to assisting listings on the U.S. stock market, internal audit control, and financial compliance projects.
- Ms. Li acquired her Bachelor's Degree in Finance and Accounting from the Queensland University of Technology. Ms. Li is a certified public accountant in Australia (CPA).

Bo Liu

Independent Director Nominee and Compensation Committee Chair

- Mr. Liu is our Independent Director Nominee and Compensation Committee Chair, effective upon the approval of Nasdaq of the listing of our Class A Ordinary Shares.
- Mr. Liu has been working as a lawyer in Shaanxi Zhirou Law Firm since January 1985. Mr. Liu is also currently a representative and a member of the People's Congress's Standing Committee in the Yangling District People's Congress from September 2016.
- Mr. Liu acquired his Bachelor's Degree in Law from the China National Lawyer Correspondence Center.

Anthony K.Chan

Independent Director Nominee and Nominating Committee Chair

- Mr. Chan is our Independent Director Nominee and Nominating Committee Chair, effective upon the approval of Nasdaq of the listing of our Class A Ordinary Shares.
- Mr. Chan has been the Chief Financial Officer and Executive Vice President at Borqs Technologies, Inc. (Nasdaq: BRQS) since April 2015. Mr. Chan has over 30 years of experience in U.S. and China cross border investments and business operations. From July 2013 until March 2015, Mr. Chan served as the President of Asia Sourcing for Portables Unlimited in New York, a distributor of T-Mobile USA. From March 2009 until July 2013, he served as the CFO for Tianjin Tong Guang Digital Broadcasting Co. Ltd, a mobile communications products company. For the 20 years prior to that, he was involved in multiple investment and technology transfer projects between China, the U.S and Europe, in the areas of communication products, chemical fibers, textile machinery and medical equipment.
- Mr. Chan received both his Bachelor's and MBA degrees from the University of California at Berkeley.

We currently have two directors. We have also appointed three director nominees, effective upon the approval of Nasdaq of the listing of our Class A Ordinary Shares. A majority of our directors will be "independence" as defined in Nasdaq Rule 5605.

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

14

Corporate Structure


Pre-offering: 63 % ClassA / 66.7%
Class B/total voting 65.2%
Post-offering: [*]Class A/66.7%
Class B/total voting [*]%
Ning Wen
IPO Investers
Post-offering: [*]Class A/0%
Class B/total voting [*]%
Other affiliated shareholders
Pre-offering: 37 % ClassA / 33.3%
Class B/total voting 34.8%
Post-offering: [*]Class A/33.3%
Class B/total voting [*]%
Sancai Holding Group Ltd
("Sancai Holding")
(a Cayman Islands company)
100%
Sancai Limited
("Sancai Seychebelles")
(a Seychebelles company)
100%
Sancai International Holding Limited
("Sancai HK")
(a Hong Kong SAR company)
offshore
100%
onshore
Ning Wen
63%
Linzhi He
20%
Lizhen Tang
13%
Zhijie Zhang
4%
Xi'an Minglan Management Co.. Ltd.
("Sancai WFOE")
(a PRC company)
Sancaijia Co..Ltd.
("Sancaijia")
(a PRC company)
100%
Sancaijia Technology Co..Ltd.
("Sancaijia Technology")
(a PRC company)
100%
Xi'an Dacai Management Consulting Co..Ltd
("Xi'an Dacai")
(a PRC company)
100%
Shanghai Wenxu Information Technology Co..Ltd.
("Shanghai Wenxu")
(a PRC company)
100%
Caibaoyun Settlement Technology(Xi'an) Co..Ltd.
("Caibaoyun")
(a PRC company)
100%
Sancaijia Property Industry Service Co..Ltd
("Sancaijia Property")
(a PRC company)

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

15

Financial Highlights $4.09 $0.50 ($1.49) $17.88 ($4.75) $5.90 ($10) ($5) $0 $5 $10 $15 $20 Revenue Gross Profit Net Income Millions USD Revenue, Goss Profit and Net Income FY2018 FY2019 - 36.5% 33.0% 12.3% - 26.6% -40% -30% -20% -10% 0% 10% 20% 30% 40% FY2018 FY2019 Goss Profit Margin & Net Income Margin Net Income Margin Gross Profit Margin Gross Profit Margin Net Income Margin YoY - 38.9 percentage points - 69.5 percentage points Revenue Gross Profit Net Income YoY 337% (1,044)% 495% See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. Past performance is not indicative of future results. Note: Fiscal Year Ends on September 30 16

Financial Highlights 0% 10% 20% 30% 40% 50% 60% 70% 80% 90% 100% FY2018 FY2019 Revenue Breakdown Rental income SaaS platform Agency income $1,287,644 $14,567,268 FY2018 FY2019 R ental Income $0 $745,923 FY2018 FY2019 SaaS Platform $2,804,191 $2,570,209 FY2018 FY2019 Agency and Other Services See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. Past performance is not indicative of future results. Note: Fiscal Year Ends on September 30 17

Financial Highlights $6.97 ($2.07) ($6.30) $6.79 $1.58 $0.04 ($8) ($6) ($4) ($2) $0 $2 $4 $6 $8 Revenue Gross Profit Net Income Millions USD Revenue, Goss Profit and Net Income 1H2019 1H2020 - 90.4% 0.6% - 29.7% 23.3% -100% -80% -60% -40% -20% 0% 20% 40% 1H2019 1H2020 Goss Profit Margin & Net Income Margin Net Income Margin Gross Profit Margin Gross Profit Margin Net Income Margin YoY 53 percentage points 90.9 percentage points Revenue Gross Profit Net Income YoY (3)% (176)% (101)% See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. Past performance is not indicative of future results. Note: Fiscal Year Ends on September 30 18

$1,385,207 $15 1H2019 1H2020 Agency and Other Services Financial Highlights 0% 10% 20% 30% 40% 50% 60% 70% 80% 90% 100% 1H2019 1H2020 Revenue Breakdown Rental income SaaS platform Sales of Locks Agency income $5,400,017 $2,378,303 1H2019 1H2020 R ental Income $0 $2,661,139 1H2019 1H2020 SaaS Platform $0 $1,925,543 1H2019 1H2020 Sales of Locks See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. Past performance is not indicative of future results. Note: Fiscal Year Ends on September 30 19

Contact Edric Guo COO Email: yguo@univest.us Tel: +1 - 646 - 775 - 0000 Address: 375 Park Avenue 15th Floor New York, NY 10152 USA Investor Relations Ascent Investor Relations LLC Bookrunner Univest Securities, LLC Tel: +86 - 021 - 52212192 Address: Xi’an Economic and Technological Development Zone No. 6 Fengcheng Second Road, Room 401, Xi’an, Shaanxi Province, 710000, China Tina Xiao President Email: tina.xiao@ascent - ir.com Tel: +1 - 917 - 609 - 0333 Address: 733 Third Avenue 16th Floor, New York, NY 10017 USA Issuer Sancai Holding Group Ltd 20